Exhibit B
                         AGREEMENT TO FACILITATE MERGER

DATE:    November ___, 1998

PARTIES:

                  Medtronic, Inc.,                        (hereinafter "Parent")
                  a Minnesota corporation

                           and

                  ----------------------------,
                  an individual officer and/or director
                  of Sofamor Danek Group, Inc.       (hereinafter "Shareholder")

RECITALS:

         A. Shareholder is the legal or beneficial owner of shares of Common Stock of Sofamor Danek Group, Inc., an Indiana corporation (the "Company"), and the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

         B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common Stock.

         C. Shareholder deems it to be in Shareholder's best interest and in the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the shareholders of the Company, and it is a condition to Parent's obligations under the Merger Agreement that Individual enter into this Agreement.

         D. It is understood and acknowledged by the Shareholder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous or prompt subsequent execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

         1. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Shareholder, solely in his or her capacity as a shareholder of the Company agrees to vote (or caused to be voted) all shares of Company Common Stock presently beneficially owned by Shareholder, and all shares of Company Common Stock with respect to which Shareholder in the future acquires beneficial

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ownership, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval, consent, and ratification of the Merger Agreement and the Merger, and
(ii) against any action that would materially impede, interfere, or discourage the Merger, and, other than the Merger and the transactions contemplated by the Merger Agreement, against any merger, consolidation or other business combination involving the Company, against any recapitalization, reorganization, dissolution or liquidation of the Company and against any extraordinary corporate transaction involving a disposition of a substantial portion of the assets of the Company, and against any action that would result in any material breach of representation, warranty, covenant, or agreement of the Company under the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Shareholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Shareholder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

         2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that Shareholder has the legal capacity to enter into and perform all of Shareholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid, and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

         3. Successors and Assigns. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common stock legally or beneficially owned by Shareholder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Shareholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

         4. Injunctive Relief. Shareholder agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Shareholder therefore agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         6. Further Assurances. Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         7. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of laws).


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         9. Effectiveness. If this Agreement is executed by Shareholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.


         IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Shareholder has executed this Agreement, as of the date and year first above written.

                                      MEDTRONIC, INC.


                                      By:_________________________________
                                      Its:______________________________

                                      _________________________________
                                      [Signature]

                                      _________________________________
                                      [Print Name]